Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Stephen A. Weintraub EVP, Secretary & CFO saw@counselrb.com (416) 866-3058

COUNSEL RB CAPITAL COMPLETES PRIVATE PLACEMENT

TORONTO, CANADA, March 16, 2011 – Counsel RB Capital Inc. (the “Company”) (OTCBB: CRBN) announced today that it has completed a private placement of 1,000,000 shares of common stock at an issue price of US$1.83 per share.   The shares were purchased by an institutional investor. The proceeds of the private placement will be used to fund growth opportunities.

“We are very excited about the prospects for our asset liquidation business” said Allan Silber, Chairman of Counsel RB Capital Inc. and its parent, Counsel Corporation (TSX: CXS).  “The issue price for Counsel RB’s common stock represents a significant premium over its recent trading price and we view this as recognition of our successes to date and a vote of confidence for our business strategy”.

About Counsel RB Capital Inc.
The Company operates in two business segments:  asset liquidation and patent licensing.  Its asset liquidation business acquires and disposes of distressed and surplus assets throughout the United States and Canada, including industrial machinery and equipment, real estate, inventories, accounts receivable and distressed debt. In addition to purchasing various types of assets, the Company also arranges traditional asset disposition services such as on-site and webcast auctions, liquidations and negotiated sales.  The Company’s patent licensing business develops and licenses its patents, which include two foundational patents in VoIP technology.  In addition, the Company owns approximately 5% of Polaroid Corporation. For further information, please visit our website at www.counselrb.com.

Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended, that are based on management’s exercise of business judgment as well as assumptions made by, and information currently available to, management.  When used in this document, the words “may”, “will”, “anticipate”, “believe”, “estimate”, “expect”, “intend”, and words of similar import, are intended to identify any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements.  We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events.  Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize.  Many factors could cause actual results to differ materially from our forward-looking statements.